November 30, 2005

Mr. Francis R. Biscan Jr.

President & CEO

American Stellar Energy Inc.

Re:  Partial modification to Payment Terms (1.c) and (1.d) on the Agreement on the San Miguel Groupings, near Temoris, Chihuahua, Mexico between Amermin S.A. de C.V., a 97% owned subsidiary of American Stellar Energy, Inc. and Paramount Gold Mining Corp. in trust for a Mexican subsidiary to be created at a later date (Paramount). The San Miguel Groupings are approximately 800 acres and are  known as Santa Clara, Las Tres S.S.S.,  San Luis, El Carmen, Swanick, Sangre De Cristo, Las Tres B.B.B., Guadalupe De Los Reyes, San Juan, El Rosario, San Miguel (Head of group) and Empalme.

Dear Mr. Biscan;

In conjunction with the “Extension Agreement” dated September 15th, 2005, this agreement will serve to provide a modification to the $100,000.00 payment to the original Option Agreement regarding the San Miguel Groupings Joint Venture dated the 3rd Day of August, 2005 between American Stellar Energy, Inc. and Paramount Gold Corp.. The deadline described in the 1st paragraph under “Terms: 1.c)” contained in Exhibit A below, will be modified to read: Make a payment of $50,000.00 by December 17, 2005 & a payment of $50,000.00 by February 17, 2006; to increase the purchase to 35% of American Stellar Energy’s interests in the San Miguel Groupings and; d) Paramount must issue to American Stellar 300,000 Rule 144 restricted common shares.

Exhibit A

Terms:

1.

Upon the signing of this Agreement, Paramount agrees to purchase 35% of American Stellar Energy’s interests in the San Miguel Groupings by completing the following;

a) Make a non-refundable payment of US$50,000.00, coinciding with the signing of this Agreement (the payment will be refundable if a satisfactory title search is not secured by Paramount from American Stellar by August 17, 2005);

b) Make a payment of US$250,000.00 by August 18th 2005, to purchase 25% of American Stellar Energy’s interests in the San Miguel Groupings;

c) Make a payment of US$100,000.00 by November 18th, 2005; to increase the purchase to 35% of American Stellar Energy’s interests in the San Miguel Groupings and;

d) Paramount must issue to American Stellar 300,000 Rule 144 restricted common shares

Upon signing of this Agreement, American Stellar agrees to:

a) Make available a certified copy of title for the San Miguel Groupings as soon as one is received or no later then August 17th, 2005.

The parties mutually understand that, subject to the conditions contained herein, this letter constitutes a binding agreement.

Please indicate your concurrence with the foregoing by affixing your signature below, and thereafter transmitting such executed copy in the manner heretofore described.

DATED this _30th_ day of November, 2005

Per: _/s/Chris Crupi_____________________________

Christopher Crupi, CA

Director

Paramount Gold Mining Corp.

DATED this _30th_ day of November, 2005

Per: _/s/Francis R Biscan_____________

Francis R. Biscan Jr.

President & CEO

American Stellar Energy, Inc.

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